EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact:  Robert E. Evans
---------------------                   President and Chief Executive Officer
June 27, 2000                           (740) 373-3155


                   PEOPLES BANCORP LISTED IN "OHIO'S TOP 100"
          -------------------------------------------------------------

MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) was recently recognized by The Cleveland Plain Dealer as one of the Top 100 businesses in Ohio, ranking 60th on this year's list.
         Each year The Plain Dealer 100 honors the top performing publicly traded companies with headquarters in Ohio, ranking companies by five measures of performance and size weighted equally at 20% of the overall composite score: two year total return to shareholders, return on average equity, revenue and earnings growth, and total annual revenue generated.
         "It is an honor to be recognized for the results of our efforts to deliver quality financial products in our many communities," said Robert E. Evans, President and CEO of Peoples Bancorp. "The employees of Peoples Bancorp deserve this award for their commitment to serving client needs, and we will continue to make investments in financial service solutions that benefit our clients and communities."
         In 1999, Peoples Bancorp reported its 26th consecutive year of increased earnings, as net income reached $10.7 million and return on shareholders equity exceeded 13%. In 1998, Peoples Bancorp ranked 80th on The Plain Dealer's Top 100 list.
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, property and casualty insurance products and services. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

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